Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form F-1 of PropertyGuru Group Limited of our report dated April 14, 2022, except for the change in composition of segments discussed in Note 4 to the consolidated financial statements, as to which the date is September 30, 2022, relating to the financial statements of PropertyGuru Pte. Ltd., which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Singapore
September 30, 2022